UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2013

SUPERVALU INC.

 (Exact name of registrant as specified in its charter)

Delaware	1–5418	41–0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 828-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2013, SUPERVALU INC., a Delaware corporation (“SUPERVALU” or the “Company”), AB Acquisition LLC, a Delaware limited liability company (“AB Acquisition”), and New Albertson’s, Inc., an Ohio corporation and a direct wholly owned subsidiary of SUPERVALU (“NAI”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) providing for the sale by SUPERVALU of its Albertsons, Acme, Jewel-Osco, Shaw’s and Star Market banners and related Osco and Sav-on in-store pharmacies (collectively, the “Banners”) to AB Acquisition, an affiliate of a Cerberus Capital Management, L.P. (“Cerberus”)-led consortium which also includes Kimco Realty, Klaff Realty LP, Lubert-Adler Partners and Schottenstein Real Estate Group, in a stock sale valued at $3.3 billion.  The sale will consist of the acquisition by AB Acquisition of the stock of NAI, which owns the Banners, for $100 million in cash, subject to certain adjustments (the “Banner Sale”).  NAI will be sold to AB Acquisition subject to approximately $3.2 billion in debt, which will be retained by NAI.

The consummation of the Stock Purchase Agreement is subject to certain closing conditions including, among others, the receipt of regulatory approvals, accuracy of the representations and warranties of the parties (generally subject to a material adverse effect standard), the satisfaction or waiver of the conditions to the Tender Offer Agreement (as defined below), the satisfaction or waiver of the conditions to certain refinancing documents, receipt of an escrow agreement collateralizing certain obligations relating to certain notes of a subsidiary of NAI, and material compliance by the parties with their respective obligations under the Stock Purchase Agreement.

Following the closing of the Banner Sale, SUPERVALU will consist of the Independent Business, a food wholesaler which serves approximately 1,950 stores across the country; Save-A-Lot, the Company’s hard discount grocery chain with approximately 1,300 owned and licensed stores; and SUPERVALU’s regional retail food stores under the Cub Foods, Farm Fresh, Shoppers, Shop ‘n Save and Hornbacher’s banners.

Concurrently with the execution of the Stock Purchase Agreement, the Company entered into a Tender Offer Agreement, dated as of January 10, 2013 (the “Tender Offer Agreement”) with Symphony Investors LLC, a newly formed acquisition entity owned by a Cerberus-led investor consortium (“Symphony Investors”), pursuant to which, upon the terms and subject to the conditions of the Tender Offer Agreement, Symphony Investors will commence, within ten business days of January 10, 2013, a tender offer for up to 30% of the issued and outstanding common stock of the Company at a purchase price of $4.00 per share in cash (the “Tender Offer”).  In the event that Symphony Investors does not obtain at least 19.9% of the outstanding shares of SUPERVALU common stock pursuant to the Tender Offer, SUPERVALU will be obligated to issue additional shares of common stock to Symphony Investors (the “Issuance”) at the Tender Offer price such that after giving effect to the Tender Offer and the Issuance, Symphony Investors would own a number of shares representing at least 19.9% of SUPERVALU’s outstanding common stock prior to the Issuance.  SUPERVALU also will have the option to require Symphony Investors to purchase additional shares of SUPERVALU common stock at the Tender Offer price (the “Optional Issuance”), subject to (i) an overall cap of approximately $250 million on Symphony Investors’s purchase of common stock pursuant to the Tender Offer, the Issuance and the Optional Issuance (collectively, the “Tender Offer Process”) and (ii) a total issuance of primary common shares of not more than 19.9% of the Company’s outstanding shares prior to the issuance.  The Tender Offer Agreement provides that until the second anniversary of the closing of the Tender Offer Process, transfers of shares acquired by Symphony Investors in the Tender Offer Process will be generally restricted, with more limited restrictions thereafter. Following that period, SUPERVALU has agreed to customary obligations to register such shares acquired with the Securities and Exchange Commission if requested by Symphony Investors.

The Tender Offer Agreement also provides for certain governance changes following the closing of the Banner Sale and the Tender Offer Process (together the “Transactions”). Sam Duncan will be elected as President and Chief Executive Officer, replacing current Chairman, President and CEO, Wayne Sales. Five incumbent directors on the SUPERVALU Board of Directors, as identified by the Board, will resign from the Board and the size of the Board of Directors will initially be decreased to seven members from the current ten members. This seven member Board will consist of five current SUPERVALU directors and two Board members designated by Symphony Investors, including Robert Miller, current President and CEO of Albertson’s LLC, who will serve as non-executive Chairman of the Board.  Following a search, the Board will be increased to a size of eleven directors with the four new directors to consist of (i) Sam Duncan, (ii) an additional director to be appointed by Symphony Investors and (iii) two additional independent Board members to be selected by the initial seven directors.

Consummation of the transactions contemplated by the Tender Offer Agreement is subject to certain customary closing conditions, including, among others, the accuracy of the representations and warranties of the Company (generally subject to a material adverse effect standard), the satisfaction or waiver of conditions to the Stock Purchase Agreement and the consummation of the Banner Sale, and material compliance by the parties with their respective obligations under the Tender Offer Agreement.

Pursuant to the Tender Offer Agreement, Symphony Investors, Cerberus and their affiliates and equity investors have agreed to certain “standstill” provisions that apply after the closing, certain of which will terminate upon the second anniversary of the closing of the Tender Offer Process (or earlier under certain circumstances) or on the seventh anniversary of closing.

Pursuant to the Stock Purchase Agreement, SUPERVALU and Albertson’s LLC have agreed to enter into a Transition Services Agreement upon the consummation of the Stock Purchase Agreement, pursuant to which SUPERVALU will provide to Albertson’s LLC, and Albertson’s LLC will provide to SUPERVALU, certain services following the closing of the Banner Sale. In addition, SUPERVALU and NAI will enter into a Transition Services Agreement upon the consummation of the Stock Purchase Agreement, pursuant to which SUPERVALU will provide to NAI, and NAI will provide to SUPERVALU, certain services following the closing of the Banner Sale. SUPERVALU and AB Acquisition will also enter into a Cross-License Agreement upon consummation of the Stock Purchase Agreement pursuant to which SUPERVALU and AB Acquisition will license to the other party certain names and marks following the Banner Sale.

Closing of the Transactions is expected to occur in the first calendar quarter of 2013.  The Transactions are not subject to shareholder approval. The Company has undertaken not to solicit, initiate, or knowingly encourage any takeover proposal other than the Transactions; provided that the Company’s Board of Directors may recommend a proposal that is superior to the Transactions and that was made after the Company’s execution of the Stock Purchase Agreement and did not arise as a result of a breach of the Company’s covenant of non-solicitation.

The Stock Purchase Agreement and Tender Offer Agreement (the “Agreements”) contain certain termination rights for both the Company, on the one hand, and AB Acquisition or Symphony Investors, as the case may be, on the other hand, applicable upon, among other events, (i) the closing having not been completed on or prior to six months after the execution of the Agreements, or (ii) a material breach by the other party that causes a condition to closing not to be satisfied that is or cannot be cured within thirty days’ notice of such breach, subject to certain conditions.  The Stock Purchase Agreement further provides that, upon termination of the Stock Purchase Agreement under specified circumstances, AB Acquisition would be required to pay the Company a termination fee of either $175 million or $75 million. The Tender Offer Agreement further provides that, upon termination of the Tender Offer

Agreement under specified circumstances, the Company would be required to pay Symphony Investors a termination fee of $50 million or up to $25 million in expense reimbursement.

Cerberus has provided two limited guarantees to SUPERVALU guaranteeing certain payment obligations under the Agreements.

Following the closing of the Banner Sale, AB Acquisition will own each of NAI and Albertson’s LLC.  Albertson’s LLC (an affiliate of Cerberus, of which Cerberus holds a 30 percent equity stake) owns Albertsons stores in the South and Southwest.

In connection with the Transactions, SUPERVALU and AB Acquisition have agreed pursuant to a binding term sheet with the Pension Benefit Guaranty Corporation (the “PBGC”) to enter into a definitive agreement prior to the closing of the Transactions relating to issues regarding the effect of the Transactions on certain SUPERVALU retirement plans.  The binding term sheet provides, among other things, that SUPERVALU will not pay any dividends to its stockholders at any time for the period beginning on January 9, 2013 and ending on the earliest  of (i) the fifth anniversary of the closing date of the Transactions, (ii) the date on which the total of all contributions made to the SUPERVALU Retirement Plan on or after the closing date of the Transactions is at least $450,000,000 and (iii) the date on which SUPERVALU’s unsecured credit rating is BB+ from Standard & Poor’s or Ba1 from Moody’s.  SUPERVALU has also agreed to make certain contributions to the Retirement Plan in excess of the minimum required contributions in fiscal years 2015—2017, and AB Acquisition has agreed to provide a guarantee to the PBGC for such payments.

On January 10, 2013, SUPERVALU also announced that, in connection with the Transaction, the Company executed commitment letters with lenders for a new five-year $900 million senior secured asset-based loan facility (the “ABL Facility”), secured by certain of the Company’s inventory, credit card, pharmacy and wholesale receivables and certain other assets, and a new six-year $1.5 billion senior secured term loan credit facility (the “Term Loan Facility”), secured by substantially all of the Company’s real estate and equipment, substantially all of the Company’s intellectual property, and the equity interests in Moran Foods, LLC, the parent company of SUPERVALU’s Save-A-Lot banner. The proceeds of these financings will be used to replace the existing $1.65 billion asset-based revolving credit facility, the existing $846 million term loan, and to call and refinance $490 million of 7.5% bonds scheduled to mature in November 2014.  The lead arrangers in respect of the ABL Facility are Wells Fargo Bank, National Association, U.S. Bank National Association, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.  The arrangers in respect of the Term Loan Facility are Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC.

The representations, warranties and covenants set forth in the Agreements have been made only for the purposes of such Agreements and were solely for the benefit of the parties to the Agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures, may have been made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Accordingly, the Agreements are included with this filing only to provide investors with information regarding the terms of the Agreements, and not to provide investors with any other factual information regarding the parties or their respective businesses, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

A copy of the Stock Purchase Agreement and a copy of the Tender Offer Agreement have been filed as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.  The foregoing descriptions of the Stock Purchase Agreement and the Tender Offer Agreement are qualified in their entirety by reference to the full text of those agreements.

On January 10, 2013, the Company issued a News Release to announce the transactions set forth above.  A copy of the News Release issued by the Company is attached as Exhibit 99.1 and incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with Mr. Duncan

(e)                                  On January 10, 2013, the Company entered into a letter agreement with Mr. Sam Duncan regarding the terms of his employment as President and Chief Executive Officer of the Company (the “Letter Agreement”) as contemplated by the Tender Offer Agreement described in Item 1.01 of this Form 8-K.  The Letter Agreement will become effective coincident with, and is contingent on, the earlier of the closing of the Tender Offer or the Issuance (each as defined in Item 1.01 of this Form 8-K) (the “Commencement Date”) and has a three-year term ending on the third anniversary of the Commencement Date (the “Term”).  The Letter Agreement provides that the Board of Directors will appoint Mr. Duncan as a Director as soon as practicable following the appointment of two additional Directors pursuant to the terms of the Tender Offer Agreement and will nominate Mr. Duncan to serve as a Director during the Term.

Pursuant to the Letter Agreement, Mr. Duncan will be paid an annual base salary of $1,500,000 and will receive a signing bonus of $500,000 to be paid within 30 days following the Commencement Date.  Mr. Duncan will also be eligible to earn a cash bonus for each fiscal year of the Company that he is employed by the Company during the Term, with a minimum of zero, a target of 100% of his base salary and a maximum of 200% of his base salary to be paid not later than 2-1/2 months following the end of such fiscal year (subject to Mr. Duncan’s continued employment through such payment date).  The bonus will be based on the attainment of performance goals approved by the Leadership Development and Compensation Committee of the Board (the “Compensation Committee”) and will be pro-rated for levels attained between the minimum, target and maximum.

On the Commencement Date, the Board will grant Mr. Duncan stock options to acquire 1,500,000 shares of Company common stock (the “Initial Stock Options”) pursuant to the terms and conditions of the Company’s 2012 Stock Plan (the “2012 Plan”) with an exercise price equal to the closing price of a share of Company common stock on the New York Stock Exchange on the grant date.  The Initial Stock Options will have the same terms and conditions as stock options generally granted during the Company’s fiscal year ending February 22, 2014 (“FY 2014”) to other executives of the Company under the 2012 Plan; provided, that, the Initial Stock Options will vest in three equal annual installments on each anniversary of the grant date, with accelerated vesting of the Initial Stock Options upon the achievement of a per share price of Company common stock (such price, and the duration for which it must be maintained, to be established by the Compensation Committee and reflected in the Initial Stock Options grant agreement), in each case subject to continued employment through the applicable vesting date.

As soon as practicable following the Commencement Date, the Board will grant Mr. Duncan an annual equity award for FY 2014 in the form of stock options and/or performance shares, with the grant date fair value, allocation between stock options and performance shares, performance metrics and other terms and conditions to be determined by the Board or the Compensation Committee (as constituted following the Commencement Date).  For any fiscal years of the Company following FY 2014, the Company will grant Mr. Duncan annual equity awards in the form of stock options and/or performance shares at the same time as annual equity awards are granted to similarly situated executives of the Company if Mr. Duncan remains employed with the Company on such grant date, with the grant date fair value, allocation between stock options and performance shares, performance metrics and other terms and conditions to be determined by the Board or the Compensation Committee.

Mr. Duncan will be provided with a Change of Control Agreement, with terms consistent with the Change of Control Agreements of other senior executives of the Company, that will become effective on the Commencement Date. In the event that Mr. Duncan’s employment is terminated (other than under circumstances entitling him to severance benefits under his Change of Control Agreement) his eligibility for severance will be determined under the terms of the Company’s Executive & Officer Severance Pay Plan, as in effect at the time of such termination of employment.

The Letter Agreement provides that the Company will pay or reimburse Mr. Duncan for all reasonable travel and other business related expenses incurred by him in performing his duties as President and Chief Executive Officer.  Mr. Duncan will also be entitled to reasonable personal use of the Company’s aircraft, as approved by the Compensation Committee.  The Company will also pay or reimburse Mr. Duncan for up to $50,000 for reasonable counsel fees incurred by him in connection with the negotiation and documentation of the Letter Agreement. Mr. Duncan will be eligible to participate in the Company’s comprehensive benefits programs and the Executive Nonqualified Deferred Compensation Plan.

The Letter Agreement is subject to the Company’s customary non-compete, non-solicitation, confidentiality and mandatory arbitration provisions.  Mr. Duncan will be subject to the Company’s Executive Stock Ownership and Retention Program and will be required to hold the net shares of common stock received upon the exercise of stock options and the vesting of other equity awards for one year.

A copy of the Letter Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the agreement.

On January 10, 2013, the Company issued a News Release regarding matters relating to Mr. Duncan.  A copy of the News Release issued by the Company is attached as Exhibit 99.2 and incorporated herein by reference.

Amendments to the Executive & Officer Severance Pay Plan

(e)                                  On January 10, 2013, the Board of Directors approved the Second Amendment (the “Second Amendment”) and the Third Amendment (the “Third Amendment”) to the Executive & Officer Severance Pay Plan (the “Plan”) in connection with the Transactions.  The Second Amendment, which is effective as of January 3, 2013, clarifies that executives and officers covered by the Plan who are part of the entity that is sold in connection with the Transactions will not have a termination of employment for the purpose of receiving benefits under the Plan. The Second Amendment also provides that executives and officers covered by the Plan who remain with SUPERVALU following the Transactions but who, within 120 days of the closing of the Transactions (i) are offered and accept employment with the buyer or (ii) are offered a position, even if not accepted, that does not require relocation and with total annual cash compensation that is not less than their current total annual cash compensation, will not receive severance benefits under the Plan. The Third Amendment, which is effective as of January 9, 2013, provides that the Plan will not be terminated or amended (other than to increase benefits) for a six-month period following the closing of the Transactions.

A copy of the Plan was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 12, 2009 and is incorporated herein by reference. A copy of the First Amendment to the Plan (the “First Amendment”) was filed as Exhibit 10.138 to Company’s Form 10-K for the fiscal year ended February 25, 2012 and is incorporated herein by reference.  A copy of the Second Amendment and the Third Amendment to Plan are filed herewith as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.  The foregoing description of the Plan, as amended by the First Amendment, and the Second Amendment and the Third Amendment is qualified in its entirety by reference to the full texts thereof.

Amendment to Trust Agreement

(e)                                  On January 9, 2013, the Board of Directors approved an amendment (the “Trust Agreement Amendment”) to the Amended and Restated SUPERVALU INC. Grantor Trust Agreement dated as of May 1, 2002 by and between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee (the “Trust Agreement”) in connection with the Transactions.

The Trust Agreement provides for the funding of various Company plans and arrangements that provide benefits following a change of control of the Company. The Trust Agreement Amendment provides that the Transactions will not trigger the funding requirements under the Trust Agreement if the Transactions are consummated on or before July 1, 2013.

A copy of the Trust Agreement was filed as Exhibit 10.3 to the Company’s Quarterly Repot of Form 10-Q for the quarter ended June 15, 2002 and is incorporated herein by reference.  A copy of the Trust Agreement Amendment is filed herewith as Exhibit 10.4 and is incorporated herein by reference.  The foregoing descriptions of the Trust Agreement and the Trust Agreement Amendment are qualified in their entirety by reference to the full texts thereof.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
2.1

Stock Purchase Agreement, dated January 10, 2013, by and among SUPERVALU INC., Albertson’s LLC and New Albertson’s, Inc. (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

2.2

Tender Offer Agreement, dated January 10, 2013, by and between SUPERVALU INC. and Symphony Investors LLC (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

10.1	Letter Agreement, dated January 10, 2013, between SUPERVALU INC. and Sam Duncan**

10.2	Second Amendment to the SUPERVALU INC. Executive and Officer Severance Pay Plan**

10.3	Third Amendment to the SUPERVALU INC. Executive and Officer Severance Pay Plan**

10.4	Trust Agreement Amendment, dated January 9, 2013, by and between SUPERVALU INC. and Wells Fargo Bank Minnesota, N.A.**

99.1	News Release of SUPERVALU INC., dated January 10, 2013 regarding the Transactions

99.2	News Release of SUPERVALU INC., dated January 10, 2013 regarding Mr. Duncan

** Indicates management contract, compensatory plan or arrangement required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2013

SUPERVALU INC.

By:	/s/ Sherry M. Smith

Sherry M. Smith
Executive Vice President and
Chief Financial Officer
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit Number	Description
2.1

Stock Purchase Agreement, dated January 10, 2013, by and among SUPERVALU INC., Albertson’s LLC and New Albertson’s, Inc. (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

2.2

Tender Offer Agreement, dated January 10, 2013, by and between SUPERVALU INC. and Symphony Investors LLC (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

10.1	Letter Agreement, dated January 10, 2013, between SUPERVALU INC. and Sam Duncan**

10.2	Second Amendment to the SUPERVALU INC. Executive and Officer Severance Pay Plan**

10.3	Third Amendment to the SUPERVALU INC. Executive and Officer Severance Pay Plan**

10.4	Trust Agreement Amendment, dated January 9, 2013, by and between SUPERVALU INC. and Wells Fargo Bank Minnesota, N.A.**

99.1	News Release of SUPERVALU INC., dated January 10, 2013 regarding the Transactions

99.2	News Release of SUPERVALU INC., dated January 10, 2013 regarding Mr. Duncan

** Indicates management contract, compensatory plan or arrangement required to be filed pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K.